Filed Pursuant to Rule 424(b)(3)

Registration No. 333-235327

PROSPECTUS SUPPLEMENT

(To Prospectus Supplements Dated

October 19, 2023 and June 23, 2020, to Prospectus dated December 13, 2019)

3,888,890 American Depositary Shares Representing 38,888,900 Ordinary Shares

Warrants to Purchase up to 1,944,445 American Depositary Shares

Placement Agent Warrants to Purchase up to 194,445 American Depositary Shares

American Depositary Shares underlying the Warrants

Purple Biotech Ltd.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) by Purple Biotech Ltd. (the “Company”), dated June 23, 2020, as supplemented by that certain prospectus supplement filed with the SEC on October 19, 2023 (together, the “Prospectus Supplements”), and the accompanying base prospectus, dated December 13, 2019 (the “Base Prospectus,” and together with the Prospectus Supplements, the “Prospectus”), related to an underwritten offering of an aggregate of 3,888,890 American Depositary Share (“ADS”) representing 38,888,900 of our ordinary shares, no par value (“Ordinary Shares”), and warrants to purchase 1,944,445 ADSs (the “Existing Warrants”) to certain institutional investors at a combined purchase price of $9.00 for each ADS and a warrant to purchase 0.5 of an ADS. Each ADS represents ten Ordinary Shares. Some of the Existing Warrants have been amended as described below under “Amendments to the Existing Warrants” and the prospectus supplement filed with the SEC on October 19, 2023.

Effective as of August 21, 2020, we effected a change in the ratio of Ordinary Shares to each ADS, such that the ratio of ADSs to Ordinary Shares changed from one (1) ADS representing one (1) Ordinary Share to a new ratio of one (1) ADS representing ten (10) Ordinary Shares. Unless otherwise indicated, all ADS and Ordinary Share amounts in this Supplement have been adjusted to give effect to the ratio change; however, ADS and Ordinary Share amounts in the Prospectus Supplements (except for the Prospectus Supplement filed with the SEC on October 19, 2023) and the Base Prospectus and all other documents incorporated by reference herein that were filed prior to August 21, 2020, do not give effect to the ratio change.

The ADSs are listed on the Nasdaq Capital Market under the symbol “PPBT.” On July 1, 2024, the last reported sale price of the ADSs on the Nasdaq Capital Market was $0.3592 per ADS. Our Ordinary Shares are also listed on the Tel Aviv Stock Exchange (“TASE”) under the symbol “PPBT.” On July 1, 2024, the last reported sale price of our Ordinary Shares on the TASE was NIS 0.165, or USD 0.044 per Ordinary Share (based on the exchange rate reported by the Bank of Israel on such date, which was NIS 3.7530 = USD 1.00).

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” on page S-6 of the Prospectus Supplement filed with the SEC on June 23, 2020, and page 3 of the Base Prospectus and in the documents incorporated by reference into the Prospectus, including the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in or incorporated by reference into the Prospectus, as well as the other information contained in or incorporated by reference into this Supplement and the Prospectus. This Supplement, the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus Supplements, the Base Prospectus and the reports incorporated by reference therein identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

AMENDMENTS TO THE EXISTING WARRANTS

This Supplement is being filed to disclose the following:

On July 1, 2024, we entered into warrant inducement letter agreements (collectively, the “Exercise Agreements”) with the certain holders of the Existing Warrants to purchase up to an aggregate of 1,081,111 ADSs, pursuant to which such holders agreed to exercise their Existing Warrants in full at a reduced exercised price of $0.36 per ADS for gross proceeds of $389,199.96. In consideration for the exercise of the holders’ Existing Warrants and certain other of our issued and outstanding warrants for cash, the exercising holders will receive, in the aggregate, (i) new unregistered Series A-1 warrants to purchase up to an aggregate of 4,979,383 ADSs (the “Series A-1 Warrants”) and (ii) new unregistered Series A-2 warrants (the “Series A-2 Warrants”) to purchase up to an aggregate of 6,287,635 ADSs (collectively, the “Reload Warrants” and such ADSs issuable upon the exercise of the Reload Warrants, the “Reload Warrant ADSs”) at an exercise price of $0.40 per ADS (the “Warrant Transaction”). The Series A-1 Warrants have a term of five (5) years from the initial issuance date and the Series A-2 Warrants have a term of twenty-four (24) months from the initial issuance date. No other changes to the Existing Warrants were made.

In connection with the transactions contemplated pursuant to the Exercise Agreements and the issuance of the Reload Warrants, we agreed to pay H.C. Wainwright & Co., LLC (the “Placement Agent”) a cash fee of 7.0% of the gross consideration we received from the Warrant Transaction, and to issue to the Placement Agent or its designees, warrants to purchase up to an aggregate of 394,346 ADSs at an exercise price of $0.45 per ADS, which shall be exercisable until July 2, 2029.

The issuance of the Reload Warrants and the Reload Warrant ADSs are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), are not being offered pursuant to the Prospectus or this Supplement and are being offered pursuant to a private placement under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The date of this Supplement is July 2, 2024